UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Monogram Residential Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5383745
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 1000 Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	New York Stock Exchange, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities registered pursuant to Section 12(g) of the Act: None.

Explanatory Note:

The shares of common stock, $0.0001 par value per share, referred to as “Common Stock”, of Monogram Residential Trust, Inc. (the “Company,” “we,” “us,” or “our”) were previously registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2014 (the “Form 8-A”).

This Amendment hereby amends the Form 8-A filed on November 18, 2014, to restate the description of the shares of the Company’s common stock as a result of (i) the Company’s stockholders’ approval of the Fifth Articles of Amendment and Restatement (the “Amended Charter”) on December 15, 2014 and the Company’s subsequent filing of the Amended Charter with the Maryland State Department of Assessments and Taxation on December 15, 2014 and (ii) the adoption of the Company’s Seventh Amended and Restated Bylaws (the “Amended Bylaws”) by the board of directors on December 15, 2014.

Item 1. Description of Registrant’s Securities to be Registered.

The following description of our Common Stock contains a summary of (i) certain provisions of Maryland law, and (ii) certain material provisions of the Amended Charter, as amended, supplemented and/or restated from time to time (the “Charter”), and the Amended Bylaws, as amended, supplemented and/or restated from time to time (the “Bylaws”), relating to our Common Stock. This description is not complete and is subject to, and qualified in its entirety by reference to, Maryland law and our Charter and Bylaws. Our Charter and Bylaws are included as exhibits hereto.

General

Our Charter provides that we have authority to issue 1,000,000,000 shares of capital stock, $0.0001 par value per share (“Capital Stock”), consisting of 875,000,000 shares of Common Stock and 125,000,000 shares of preferred stock (“Preferred Stock”). As of December 16, 2014, 168,861,934 shares of unclassified Common Stock and 10,000 shares of Series A non-participating, voting, cumulative, convertible 7.0% Preferred Stock (“Series A Preferred Stock”) were issued and outstanding. Our board of directors is authorized to amend the Charter, without the approval of our stockholders, to (i) increase or decrease the aggregate number of our authorized shares of Capital Stock, (ii) increase or decrease the number of shares of any class or series that we have authority to issue or (iii) classify or reclassify any unissued shares of Capital Stock by setting or changing the preferences, conversion or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of such shares. Under Maryland law and the terms of our Charter, no stockholder of the Company will be liable for any debt or obligation of the Company solely as a result of his or her status as a stockholder of the Company.

Common Stock

The following description of the Common Stock sets forth general terms and provisions of the Common Stock. Shares of our Common Stock generally have no preemptive, appraisal, preferential, exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter.

Classes.

We do not currently have separate classes or series of Common Stock.  The board of directors may classify or reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.  Shares of a particular class of Common Stock shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights.

Distributions.

The board of directors from time to time may authorize and we may pay to stockholders such dividends or other distributions in cash or other property as the board of directors in its discretion shall determine. The board of directors shall endeavor to authorize, and we may pay, such dividends and distributions as shall be necessary for us to qualify as a real estate investment trust (a “REIT”) under the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), unless the board of directors has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Company.  Holders of Common Stock shall have no right to any dividend or distribution unless and until authorized by the board of directors and declared by the Company. Holders of Common Stock are also entitled to share ratably in the assets of the Company legally available for distribution to the holders of our Common Stock in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision having been made for, all known debts and liabilities of the Company. These rights are subject to the preferential rights in respect of distributions or upon liquidation, dissolution or winding up of any other class or series of our stock that we may subsequently classify or reclassify and to the provisions of our Charter regarding restrictions on transfer and ownership of our stock.

Voting Rights.

Subject to our Charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of our Common Stock will possess exclusive voting power.

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by our board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, our Charter provides that any of these actions may be approved by the affirmative vote of a majority of all the votes entitled to be cast with respect to such matter. In addition, all other matters to be voted on by stockholders, other than contested elections of directors, must be approved by a majority of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights specified in the terms of any class or series of Capital Stock. In contested elections of directors, a director will be elected by a plurality of the votes cast. Except as may be provided pursuant to Subtitle 8 of Title 3 of the Maryland General Corporation Law (“MGCL”), described below under “Maryland Unsolicited Takeovers Act,” there is no cumulative voting in the election of directors, which means that holders of a majority of the votes cast at a meeting at which a quorum is present can elect all of our directors. For more information regarding the voting standard for director elections, see “Annual Elections” below.

Preferred Stock

The board of directors is empowered by the Charter to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. Before issuing each such class or series of Preferred Stock, the board of directors will determine the number of shares to be included in the class or series, and will fix the designation, preferences, terms, rights, restrictions, limitations, qualifications, and terms and conditions of redemptions, if any, of each class or series of Preferred Stock. Because the board of directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock.

Series A Preferred Stock

As of September 30, 2014, the Company had outstanding 10,000 shares of Series A Preferred Stock.  Each share of Series A Preferred Stock is entitled to one vote per share on all matters on which the holders of our Common Stock are entitled to vote, voting as a single class with our Common Stock. The affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, will be required for: (a) the adoption of any amendment, alteration or repeal of any provision of the terms of the Series A Preferred Stock that adversely changes, or has the effect of adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock, or (b) the adoption of any amendment, alteration or repeal of any other provision of the Charter that materially adversely changes, or has the effect of materially adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock. In addition, each share of Series A Preferred Stock will be entitled to a liquidation preference equal to $10.00 per share before the holders of Common Stock are paid any liquidation proceeds, and 7.0% cumulative cash dividends on the liquidation preference and any accrued and unpaid dividends.

By their terms, the Series A Preferred Stock will automatically convert into shares of our Common Stock upon any of the following triggering events: (a) in connection with a listing of our Common Stock on a national exchange (a “Listing”), (b) upon a “change of control transaction”, as defined in the Charter (a “Change of Control Transaction”) or (c) upon election by the holders of a majority of the then outstanding shares of Series A Preferred Stock, during the period beginning on the date of issuance and ending at the close of business on July 31, 2018. Notwithstanding the foregoing, if a Listing occurs prior to December 31, 2016, such Listing (and the related triggering event) shall be deemed to occur on December 31, 2016 and if a Change of Control Transaction occurs prior to December 31, 2016 (or after a Listing but prior to the prescribed period of trading to determine the value of our common shares), such Change of Control transaction shall be deemed a Fundamental Change (as defined below) (a “Deemed Fundamental Change”) and will not result in a Change of Control triggering event.

Under the Charter, a “Fundamental Change” means the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of our outstanding Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control Transaction except for a Deemed Fundamental Change. In the event of any Fundamental Change, including any Deemed Fundamental Change, the Company or the successor or purchasing business entity will provide that the holders of each share of the Series A Preferred Stock then outstanding shall, in connection with such Fundamental Change, receive shares, or fractions of shares, of Capital Stock that have at least equivalent economic value and opportunity and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account tax consequences.

Upon a Triggering Event, all of the shares of Series A Preferred Stock will, in total, generally convert into an amount of Common Stock equal in value to 15% of the excess of (i) (a) the per share value of our Common Stock at the time of the applicable Triggering Event, as determined pursuant to the terms of the Series A Preferred Stock and assuming no shares of Series A Preferred Stock are outstanding, multiplied by 168,537,343 (which is the number of shares of Common Stock outstanding on July 31, 2013), plus (b) the aggregate value of distributions (including distributions constituting a return of capital) paid through such time on the shares of Common Stock outstanding on July 31, 2013 over (ii) the aggregate issue price of those outstanding shares plus a 7% cumulative, non-compounded, annual return on the issue price of those outstanding shares. In the case of a Triggering Event based on a listing or change of control only, this amount will be multiplied by another 1.15 to arrive at the conversion value. The performance threshold necessary for the Series A Preferred Stock to have any value is based on the aggregate issue price of our shares of Common Stock outstanding on July 31, 2013, the aggregate distributions paid on such shares through the triggering event, and the value of our shares of Common Stock at the time of the applicable triggering event as determined pursuant to the terms of the Series A Preferred Stock. It is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for the Series A Preferred Stock to have any value. In fact, if the Series A Preferred Stock has value, the returns of our stockholders will differ, and some may be less than a 7% cumulative, non-compounded annual return.

Power to Increase or Decrease Authorized Stock, Issue Additional Shares of Capital Stock, and Classify or Reclassify Shares of Our Stock

Our board of directors has the power (a) to amend our Charter from time to time to increase or decrease the aggregate number of shares of our Capital Stock or the number of shares of stock of any class or series that we have the authority to issue, (b) to issue additional shares of Common Stock or Preferred Stock and (c) to classify any unissued shares of Common Stock or Preferred Stock and to reclassify any previously classified, but unissued, shares of Common Stock or Preferred Stock into one or more classes or series of stock and thereafter to issue the classified or reclassified shares of stock. We believe this ability provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series of stock are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed or the terms of any classes or series of stock that we may subsequently classify or reclassify.

Prior to issuance of shares of any class or series of stock, our board of directors is required by Maryland law and our Charter to fix, subject to our Charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock.

Our board of directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in our stockholders’ best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of Common Stock may be owned by any five or fewer individuals, including certain entities treated as individuals under the Internal Revenue Code. In addition, our outstanding shares of Common Stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our Charter contains restrictions on the number of shares of our Common Stock and Preferred Stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of Common Stock or Preferred Stock. These limitations do not apply as such to the holder or holders of the Series A Preferred Stock. Each holder of the Series A Preferred Stock may acquire or hold, directly or indirectly, up to 20% (in value or in number of as-converted shares, whichever is more restrictive) of our outstanding shares of Common Stock. Additionally, each holder of the Series A Preferred Stock is not subject to the Preferred Stock ownership limit with respect to its holdings of Series A Preferred Stock and one person can therefore hold all of the outstanding shares of Series A Preferred Stock. If our board of directors reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder would create a substantial risk that we would no longer qualify as a REIT for federal income tax purposes, then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of Common Stock such that there is no substantial risk that we would no longer qualify as a REIT.

Our Charter further prohibits (a) any person from owning shares of our Capital Stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our Capital Stock if the transfer would result in our Capital Stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our Capital Stock that may violate any of these restrictions, or who is the intended transferee of shares of our Capital Stock that are transferred to the trust, as discussed below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from these limits. However, the board of directors may not exempt any person whose ownership of our outstanding Capital Stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity that we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust, as discussed below. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our Capital Stock which, if effective, would result in our Capital Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Internal Revenue Code will be null and void. Any attempted transfer of our Capital Stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or in our otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our Capital Stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of Capital Stock held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares of Capital Stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to our discovery that shares of Capital Stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our Capital Stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our Capital Stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand. The notice given to stockholders upon issuance or transfer of shares of our stock will refer to the restrictions described above.

In addition, shares of our Capital Stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the fair market value on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our Capital Stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our Capital Stock that he or she beneficially owns and a description of the manner in which the shares are held.

Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Until such a determination is made, upon issuance or transfer of shares of our Capital Stock, the Company will provide the recipient with a notice containing information about the shares purchased or otherwise transferred. Such notice shall bear a legend referring to the restrictions described above.

The foregoing ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or otherwise be in the best interest of the stockholders.

Number of Directors; Vacancies

Our Charter provides that the number of directors will be set only by our board of directors in accordance with our Bylaws. Our Bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one, or more than thirteen.

Our Charter also provides that we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, except as may be provided by our board of directors in setting the terms of any class or series of shares of Capital Stock, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Annual Elections

Each of our directors will be elected by our stockholders to serve for a one-year term and until his or her successor is duly elected and qualifies. Each share of Capital Stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A nominee for director will generally be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee at a meeting of stockholders duly called and at which a quorum is present.  However, directors will be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present if the number of nominees is greater than the number of directors to be elected at the meeting.

Removal of Directors

Our Charter provides that, subject to the rights, if any, of holders of any class or series of Preferred Stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our Charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a special meeting of stockholders shall be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to the notice of the meeting (or any supplement to such notice), (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our Bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by our Bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business. Although our Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Actions, Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate, merge, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, our charter provides that any of these actions may be approved of the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws, except the following Bylaw provisions, each of which may be altered, amended or repealed only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our Common Stock:

•                  provisions opting out of the control share acquisition statute;

•                  provisions prohibiting our board of directors without the approval of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock, from revoking, altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL; and

•                  provisions providing that we will seek stockholder approval prior to adopting a stockholder rights plan, unless the board of directors determines that, under the circumstances existing at the time, it is in the best interests of the stockholders to adopt a stockholder rights plan without delay, in which case the stockholder rights plan that is adopted by the board of directors without prior stockholder approval will expire unless ratified by the stockholders within one year of its adoption.

In addition, any amendment to the provisions governing amendments of our Bylaws requires the approval of a majority of the votes entitled to be cast by the holders of outstanding shares of our Common Stock.

No Stockholder Rights Plan

We have no stockholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors without prior approval by our stockholders, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•                  any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of stockholders entitled to cast at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for his or her shares. Maryland law also permits various exemptions from these provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combination between us and any other person or entity from the business combination provisions of the MGCL. Our Bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the corporation’s charter or bylaws.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our Capital Stock, and this provision of our Bylaws may not be amended without the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board of directors;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

Our Charter provides that we elect to be subject to the provisions of Subtitle 8 regarding the filing of vacancies on our board of directors. Otherwise, we have not elected to be governed by these specific provisions.  However, we have five independent directors and a class of equity securities registered under the Exchange Act, so our board of directors could elect to provide for any of the foregoing provisions.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our Charter and our Bylaws described above could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our Common Stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL or if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, in each case following the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our Common Stock, these provisions of the MGCL could have similar anti-takeover effects. Additionally, through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already (1) vest in the board of directors the exclusive power to fix the number of directors and (2) require, unless called by our chairman of the board of directors, chief executive officer, president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•                  the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•                  the fact of the common directorship or interest is disclosed to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding votes cast by the interested director or corporation or other entity; or

•                  the transaction or contract is fair and reasonable to us.

Although not required, we generally expect that all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our Charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made or threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our request, serves or has served any other entity and who is made or threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in his or her service in that capacity.

Our Charter also permits us to indemnify any other person permitted to be indemnified by Maryland law as applicable from time to time, including a person who served a predecessor of ours as an officer or director, if and to the extent that such indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our Charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Item 2. Exhibits.

The documents listed below are filed as exhibits to this registration statement:

Exhibit No.	Description
3.1	Fifth Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on December 16, 2014
3.2	Seventh Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on December 16, 2014
4.1*	Statement regarding Restrictions on Transferability of Shares of Common Stock

* Filed or furnished herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MONOGRAM RESIDENTIAL TRUST, INC.
(Registrant)

December 16, 2014	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fifth Articles of Amendment and Restatement, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on December 16, 2014
3.2	Seventh Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on December 16, 2014
4.1*	Statement regarding Restrictions on Transferability of Shares of Common Stock

* Filed or furnished herewith